UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) May 8, 2009

FIRST REPUBLIC PREFERRED CAPITAL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-33461	91-1971389
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 Pine Street San Francisco, California	94111
(Address of principal executive offices)	(Zip code)

(415) 392-1400

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendments to Articles of Incorporation or Bylaws: Change in Fiscal Year

On January 1, 2009, a wholly-owned subsidiary of Bank of America Corporation (“Bank of America”) merged with and into Merrill Lynch & Co. Inc. (“Merrill Lynch & Co.”), with Merrill Lynch & Co. continuing as the surviving corporation and a subsidiary of Bank of America. As a result of the merger, among other things, all of the direct and indirect subsidiaries of Merrill Lynch & Co., including First Republic Preferred Capital Corporation (the “Registrant,”) have become indirect subsidiaries of Bank of America. The Registrant is a wholly-owned subsidiary of Merrill Lynch Bank & Trust Co., FSB, which is a wholly-owned subsidiary of Merrill Lynch & Co.

Effective May 8, 2009, in order to conform to the fiscal year-end of Bank of America, the Board of Directors of the Registrant approved by unanimous vote an amendment to Section 1.03 of the Bylaws of the Registrant. This amendment changes the fiscal year of the Registrant from a year ending on the last Friday of each calendar year to December 31. The Board of Directors of the Registrant has determined that this change in fiscal year-end will not require a transition period report.

The foregoing description of the amendment to the Bylaws of the Registrant does not purport to be complete and is qualified in its entirety by reference to the copy of the amended and restated Bylaws, which is filed as Exhibit 3(ii) hereto and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits:

3(ii)	Amended and Restated Bylaws of First Republic Preferred Capital Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST REPUBLIC PREFERRED CAPITAL CORPORATION (Registrant)

Date: May 12, 2009	By:	/s/ Julie N. Miyachi
Julie N. Miyachi
Vice President, Operations and Director

EXHIBIT INDEX

Exhibit Number	Description

3(ii)	Amended and Restated Bylaws of First Republic Preferred Capital Corporation.